[ANADARKO PETROLEUM CORPORATION LOGO]

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NEWS:

                          ANADARKO PETROLEUM COMPLETES
                         HOWELL CORPORATION ACQUISITION

HOUSTON, Dec. 6, 2002 - Anadarko Petroleum Corporation (NYSE: APC) announced today it has completed the acquisition of Howell Corporation (NYSE: HWL), a Houston based oil and gas exploration and production company. Howell common stockholders approved the acquisition at a special stockholder meeting today.

Holders of Howell common shares will receive $20.75 per share in cash, and holders of Howell $3.50 Convertible Preferred Stock will receive $76.15 per share in cash. The value of the acquisition is approximately $258 million, including bank debt of approximately $53 million at closing. The transaction will be funded with available cash and credit facilities.

"This transaction will be accretive to Anadarko's earnings and cash flow from day one," said John Seitz, Anadarko President and CEO.

The acquisition of Howell gives Anadarko additional proved reserves of approximately 50 million barrels of oil equivalent (BOE), principally in the Salt Creek and Elk Basin oilfields in Wyoming.

Anadarko plans to invest an additional $200 million over the next four years in the development and installation of an enhanced oil recovery (EOR) project in the Salt Creek field. This is expected to yield an additional 150 million BOE of proved reserves and increase net production from 5,300 BOE per day to 35,000 BOE per day by the end of 2006.

"Howell's assets in Wyoming are a great complement to our own portfolio in the Western States, and our experience with EOR projects in the Mid-Continent, the Permian Basin, Alaska and Algeria gives us a head start in exploiting the oil resources in the Salt Creek field," Seitz said.

The majority of Howell's 120 employees have been offered jobs with Anadarko, including all of the field personnel in Wyoming.

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In October, Anadarko closed on a separate agreement with an affiliate of
Petro Source Investments, Inc., of Houston giving Anadarko the right to purchase significant quantities of carbon dioxide (CO2) and the exclusive rights to market and transport LaBarge CO2 production into the Powder River Basin of Wyoming. Anadarko plans to build a $27 million, 125-mile pipeline that would deliver CO2 to the EOR project in the Salt Creek field and potentially would serve other enhanced recovery projects in Wyoming as well. Anadarko paid $3 million cash and agreed to certain future consideration based on the performance of the pipeline.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the SEC's definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis (MD&A) included in the company's 2001 Annual Report on Form 10-K. Anadarko files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549. Investors should call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information filed by Anadarko with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Anadarko.


MEDIA CONTACTS:

Teresa Wong, teresa_wong@anadarko.com, (832) 636-1203
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Lee Warren, lee_warren@anadarko.com, (832) 636-3321
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Anne Vincent, anne_vincent@anadarko.com, (832) 636-8368
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INVESTOR CONTACTS:

Paul Taylor, paul_taylor@anadarko.com, (832) 636-3471
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David Larson, david_larson@anadarko.com, (832) 636-3265
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Stewart Lawrence, stewart_lawrence@anadarko.com, (832) 636-3326
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